AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

RF INDUSTRIES, LTD.

CUI ACQUISITIONS, INC.

CABLES UNLIMITED, INC.

AND

THE SHAREHOLDER

June 6, 2011

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of June 6, 2011 by and among RF INDUSTRIES, LTD., a Nevada corporation (“Parent”), CUI ACQUISITIONS, INC., a New York corporation (“Merger Sub”) and wholly owned subsidiary of Parent, CABLES UNLIMITED, INC., a New York corporation (“Company”), and DARREN CLARK (the “Shareholder”) a natural person and the sole shareholder of Company.

WITNESSETH:

WHEREAS, the Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Company with and into Merger Sub (the “Merger”) with Merger Sub as the surviving corporation of the Merger and, in furtherance thereof, have approved the Merger.

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code (as hereafter defined), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and (a)(2)(D) of the Code as a statutory merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.           Definitions.   As used in this Agreement, the following terms shall have the following meanings:

 “Certificate of Merger” means the Certificate of Merger attached hereto as Exhibit A.

 “CERCLA” has the meaning set forth in Section 3.20.1(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Balance Sheet” means the statement of Company’s estimated assets and liabilities as of the Closing Date prepared in accordance with GAAP.

 “COBRA” has the meaning set forth in Section 3.22.5.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the introductory paragraph.

“Company Common Stock” means the common stock, no par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.

“Company Employee Plans” has the meaning set forth in Section 3.22.1.

“Company Financial Statements” has the meaning set forth in Section 3.6.

“Company Intellectual Property” has the meaning set forth in Section 3.12.4..

 “Company’s Facilities” has the meaning set forth in Section 3.20.2.

“Confidential Information” means any and all confidential and proprietary information relating to the trade secrets, technology, services, business and financial affairs of Company or the Parent, including any and all customer lists, product information, purchase and sales records, marketing plans, financial information, and other confidential and proprietary information relating to the business of Company, Parent, or the Merger, other than such information as may at any time (i) be or become lawfully available to the general public through no fault of the disclosing party, or (ii) be or become available to a Shareholder, on a non-confidential basis from another source, not subject to a confidentiality obligation.

“Copyrights” has the meaning set forth in Section 3.12.1(i).

“Corning Support Agreement” means that certain Cable Assembly Support Agreement, effective as of April 9, 2010, between Company and Corning Cable Systems LLC.

“Damages” has the meaning set forth in Section 8.3.1.

 “Effective Time” means the time at which the Merger becomes effective under New York Law.

“Environmental Laws” has the meaning set forth in Section 3.20.1(i).

“ERISA” has the meaning set forth in Section 3.22.1.

“ERISA Affiliate” has the meaning set forth in Section 3.22.1.

“Escrow Agent” means initially, Bridgehampton National Bank, N.A., and any person or entity who replaces such firm as Escrow Agent with the consent of both Parent and the Shareholder.

“Escrow Agreement” means the Escrow Agreement in the form of Exhibit B and any replacements thereof.

“Escrow Fund” has the meaning set forth in Section 8.1

“Escrow Amount” means $250,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in Section 3.2.

“Hazardous Materials” has the meaning set forth in Section 3.20.1(ii).

“HIPAA” has the meaning set forth in Section 3.22.5.

“Intellectual Property” has the meaning set forth in Section 3.12.1.

“Merger” has the meaning set forth in the first WHEREAS clause.

“Merger Consideration” has the meaning set forth in Section 2.6.1.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Nasdaq” means the Nasdaq Global Market.

“Net Asset Peg Range” means a range from $950,000 to $1,150,000.

“Net Assets” has the meaning set forth in Section 6.8.

“New York Law” means the Business Corporation Law of the State of New York.

 “Parent” has the meaning set forth in the introductory paragraph.

“Parent Common Stock” means the common stock, $.01 par value, of RF Industries, Ltd.

“Parent Indemnified Person” and “Parent Indemnified Persons” have the meanings set forth in Section 8.3.1.

“Release Date” has the meaning set forth in Section 8.4.2.

 “RCRA” has the meaning set forth in Section 3.20.1(i).

“Returns” has the meaning set forth in Section 3.21.2.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means Parent’s Annual Report on Form 10-K for the year ended October 31, 2010 and all other reports filed with the SEC under the Exchange Act after the date of the Form 10-K filing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” means Darren Clark.

“Surviving Corporation” means Merger Sub as the surviving corporation of the Merger.

“Tax” and “Taxes” have the meanings set forth in Section 3.21.

“Termination Date” has the meaning set forth in Section 8.4.1.

 “Trademarks” has the meaning set forth in Section 3.12.1(ii).

“Trading Market” means Nasdaq, the OTC Bulletin Board, or any other trading systems or any market or exchange on which the Parent Common Stock is listed or quoted for trading on the date in question.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Value” means the closing price of Parent Common Stock on Nasdaq.

“VWAP” means, for any date, the daily volume weighted average price of the Parent Common Stock for such date on the Trading Market on which the Parent Common Stock is then listed or quoted for trading.

2.           The Merger.

2.1         The Merger.  At the Effective Time, subject to and upon the terms and conditions of this Agreement, the Certificate of Merger, the applicable provisions of the New York Law, and Sections 368(a)(1)(A) and (a)(2)(D) of the Code, Company shall be merged with and into Merger Sub in a statutory merger, the separate corporate existence of Company shall cease and Merger Sub shall continue as the Surviving Corporation.

2.2         Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place on June 15, 2011, or such other date as the parties hereto may agree in writing (the “Closing Date”).  The Closing shall take place through an exchange of consideration and documents using overnight courier service, electronic mail or facsimile.  In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with any other required instruments, with the New York Department of State, in accordance with the relevant provisions of New York Law.

2.3         Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, and the applicable provisions of New York Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4         Articles of Incorporation; Bylaws.  Unless otherwise determined by Parent and Company prior to the Effective Time of Merger:

2.4.1           The Articles of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation except that the Articles of Incorporation of Company shall be amended to reflect the new name of the Surviving Corporation as “Cables Unlimited, Inc.”

2.4.2           The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until such Bylaws of the Company are be amended or restated.

2.5         Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6         Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, Company or of the Shareholder:

2.6.1          Conversion of Company Common Stock.  The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted and exchanged into the right to receive the following (the “Merger Consideration”):

(i)           That number of validly issued, fully paid and nonassessable shares of Parent Common Stock which equal the amount obtained by dividing (a) $2,800,000 by (b) the VWAP of Parent Common Stock for the five Trading Days immediately prior to the date on which the transactions contemplated by this Agreement are first publicly disclosed (in a press release or in a report filed by Parent with the SEC); and

(ii)           Cash in the amount of $2,800,000.  The foregoing cash amount shall be distributed as follows:  (a)  $2,550,000 shall be paid the Shareholder by wire transfer to an account designated by the Shareholder, and (b) the Escrow Amount of $250,000 shall be deposited with the Escrow Agent, to be held in escrow for up to one year following the Closing Date under the Escrow Agreement as security for the indemnification obligations of the Shareholder under Section 8.

2.6.2          Capital Stock of Merger Sub.  At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and all shares of common stock of Merger Sub shall continue to be owned by Parent.

2.6.3          Fractional Shares.  No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, the number of shares of Parent Common Stock to be issued to Shareholder in consideration for his shares of Company Common Stock represented by a fraction of a share of Parent Common Stock shall be rounded up to the nearest whole share.  The parties acknowledge that rounding up the number of Parent Common Stock in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

2.6.4          Certificate Legends.  The shares of Parent Common Stock being issued pursuant to this Section 2.6 shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may not be resold without registration under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act.  Each certificate evidencing shares of Parent Common Stock issued pursuant to this Section 2.6 or otherwise pursuant to this Agreement shall bear the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

All certificates shall also bear any legends required by state securities laws.

2.6.5          Exchange Procedures.  At the Closing, the Shareholder shall deliver to Parent a certificate representing all of his shares of Company Common Stock, duly endorsed for transfer or cancellation.

2.7         Cancellation of Company Common Stock.  The Merger Consideration delivered upon the surrender and exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and all shares of Company Common Stock shall automatically be canceled and shall cease to exist.  All certificates evidencing the shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall be cancelled promptly after the Closing.  Any shares of Company capital stock held in the treasury of Company immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

2.8         Tax Consequences.  The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code.  Each of the parties shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, with no gain or loss recognized by Company or Shareholder for federal income tax purposes, except with respect to cash received.  Parent and Company shall comply with the record-keeping requirements set forth in Section 1.368-1(c) of the Treasury Regulations.  Notwithstanding the foregoing or any other provision of this Agreement, no party will have any responsibility to the others in the event the Merger fails to qualify as a reorganization, and no party makes any representation, warranty or otherwise provides any assurances concerning the treatment of the Merger by any taxing authority.  Each party will be solely responsible for its own tax consequences in connection with the Merger.

2.9         Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub, Company and the Shareholder will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as of the Effective Time.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.           Representations and Warranties Regarding Company.  The Shareholder hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 3 are true and correct as of the date of this Agreement and will be true, accurate and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as disclosed in a document of even date herewith and delivered by the Company to Parent on the date hereof referring to the representations and warranties in this Agreement (the “Company Disclosure Schedule”).  The Company Disclosure Schedule will be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Section 3, and the disclosure in any such numbered and lettered section of the Company Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 (except to the extent disclosure in any numbered and lettered section of the Company Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Company Disclosure Schedule).

3.1         Organization, Standing and Power.  Company is a corporation duly organized, in good standing and validly existing under the laws of the State of New York.  Company has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing where the conduct of its business or the ownership of its properties requires it to be qualified.  Each of such jurisdictions is set forth in the Company Disclosure Schedule.  Company has delivered to Parent a true, correct and complete copy of Company’s Articles of Incorporation and Bylaws, each as amended to date.  Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.  Company has no Subsidiaries.  Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2         Authority.  Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company including, without limitation, the written consent of the Shareholder.  No further action or approval is necessary or required under New York Law or any other law to approve the execution and delivery of this Agreement by Company and the consummation of the Merger and other transactions contemplated hereby.  The Board of Directors of Company has (a) approved this Agreement and the Merger; and (b) determined that in its opinion the Merger is in the best interests of the shareholder of Company and is on terms that are fair to the shareholder.

3.3         Enforceable Agreement.  This Agreement has been duly executed and delivered by Company and the Shareholder and constitutes the legal, valid and binding obligation of Company and the Shareholder, enforceable against Company and the Shareholder in accordance with its terms, except as to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally, and rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4         No Conflicts.  The execution and delivery of this Agreement by Company and the Shareholder does not, and the Merger and consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Articles of Incorporation or Bylaws of Company; (b) in any material respect, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or the Shareholder or to any of their respective properties or assets; or (c) the Corning Support Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Authority”) is required by or with respect to Company or the Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger, as provided in Section 2.2; and (b) any filings required under the applicable Federal or state securities laws.

3.5         Governmental Authorization.  Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Authority (a) pursuant to which Company currently operates or holds any interest in any of its properties; or (b) that is required for the operation of Company’s business, and all of such authorizations are in full force and effect.

3.6         Financial Statements.  Set forth in Section 3.6 of the Company Disclosure Schedule, is the unaudited balance sheet of Company dated December 31, 2010, together with the related income statement for the fiscal year then ended (collectively, the “Company Financial Statements”).  The Company Financial Statements have been internally prepared by Company’s management.  The Company Financial Statements have been prepared in accordance with GAAP, except that the Company Financial Statements do not reflect certain adjustments that could arise during an audit of such financial statements, which individually or in the aggregate will not be material, and omit the normal footnote disclosures required by GAAP.   The Company Financial Statements are true, accurate and complete, have been prepared from Company’s books and records, reflect all payments received or made and all purchases and sales and other operations of Company, and fairly present in all material respects the financial condition, and operating results of Company as of the dates, and for the periods indicated therein.

3.7         Capital Structure.

3.7.1          The authorized capital stock of Company consists of 200 shares of Company Common Stock, of which there were issued and outstanding as of the close of business on the date hereof, 20 shares.  All issued and outstanding shares of Company Common Stock are registered in the name of the Shareholder, are duly authorized, validly issued, fully paid and non-assessable, and, except as set forth in Section 3.7 of Company Disclosure Schedule, are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Company or any agreement to which Company or the Shareholder is a party or by which it or he is bound.

3.7.2          The Shareholder owns all of the issued and outstanding Company Common Stock, free and clear of any liens or encumbrances or any voting restrictions or agreements.  There are no shares of Company Common Stock reserved for issuance.  There are no options, warrants, calls, rights, commitments or agreements of any character to which Company or the Shareholder is a party or by which it or he is bound, obligating Company or the Shareholder to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Common Stock or any other security or agreement obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no contracts, commitments or agreements relating to voting, purchase or sale of Company Common Stock or other securities of Company (a) between or among Company and any other person or entity; or (b) to which the Shareholder is a party.  All shares of outstanding Company Common Stock were issued in compliance with all applicable federal and state securities laws.  Company does not have a stock option plan and has not issued or granted any rights to acquire Company Common Stock including any options.

3.7.3          Shareholder and Company have fully complied with all of the obligations set forth in that certain Stock Purchase Agreement, dated October 14, 2005 (the “Levy Purchase Agreement”), between Shareholder, Company and Eric Levy, and the purchase by Shareholder of Eric Levy’s 10 shares of Company Common Stock as contemplated by the Levy Purchase Agreement has been completed and closed.  Shareholder has paid the full purchase price payable to Eric Levy under the Levy Purchase Agreement, and the stock certificate representing Eric Levy’s 50% interest in Company has been transferred to Shareholder and is now owned by Shareholder.  Since the date of the Levy Purchase Agreement, Eric Levy has not claimed that the Levy Purchase Agreement  has been breached, and Eric Levy has not asserted, orally or in writing, to Shareholder that Eric Levy still owns in equity interest in Company.

3.8         Absence of Certain Changes.  Since December 31, 2010, Company has conducted its business only in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, assets, financial condition or prospects of Company; (b) any acquisition, sale or transfer of any asset of Company, other than in the ordinary course of business; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Company Common Stock or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (e) any contract entered into by Company, or any amendment or termination of, or default under, any contract to which Company is a party or by which it is bound; (f) any amendment or change to the Articles of Incorporation or Bylaws of Company; (g) any increase in or modification of the compensation or benefits payable or to become payable by Company to any of its directors, employees or Shareholder; or (h) any negotiation or agreement by Company to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).  At the Effective Time, there will be no accrued but unpaid dividends on shares of Company’s capital stock, except as contemplated by Section 6.8.

3.9         Absence of Undisclosed Liabilities.  Except as set forth in Section 3.9 of the Company Disclosure Schedule, at the Closing will not have any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than those set forth or adequately provided for in the Closing Date Balance Sheet.

3.10       Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Authority, foreign or domestic, or, to the knowledge of the Shareholder, threatened against Company or any of its properties or any of its officers or directors (in their capacities as such) or against the Shareholder.  There is no judgment, decree or order against Company, or any of its respective directors or officers (in their capacities as such) or the Shareholder, that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.  All pending or threatened litigation to which Company or the Shareholder is a party is described in Section 3.10 of the Company Disclosure Schedule.

3.11       Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Company or the Shareholder that has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Company, any acquisition of property by Company or the conduct of business by Company as currently conducted or as proposed to be conducted by the Surviving Corporation.

3.12       Intellectual Property.

3.12.1        For purposes of this Agreement, “Intellectual Property” means:

(i)              all copyrights, copyrightable works, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations (collectively, “Copyrights”);

(ii)             trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;

(iii)             all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

(iv)            all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

3.12.2        Company does not own any patents and has not filed any patent applications.  Company owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used or currently proposed to be used in the business of Company as currently conducted or as proposed to be conducted by Company. No current or former officer, director, shareholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property.

3.12.3        Section 3.12 of the Company Disclosure Schedule contains an accurate list of each item of Intellectual Property owned by Company (collectively, “Company Intellectual Property”).

3.12.4        Section 3.12 of the Company Disclosure Schedule contains an accurate list as of the date of this Agreement of all patents, patent applications, and other Intellectual Property used in the business of Company but not owned by Company, including all licenses, sublicenses and other agreements pursuant to which Company is authorized to use any patents or other Intellectual Property owned by any third party, excluding “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions (“Third Party Intellectual Property”).

3.12.5        There is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, including any Third Party Intellectual Property, by any third party, including any employee or former employee of Company.  There are no royalties, fees or other payments payable by Company to any Person by reason of the ownership, use, sale or disposition of Company Intellectual Property.

3.12.6        To Shareholder’s knowledge, Company is not in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property.  Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Parent’s right to own or use any Company Intellectual Property, including any Third Party Intellectual Property.

3.12.7        All registered Trademarks and registered Copyrights, if any, held by Company are valid and subsisting.  To Shareholder’s knowledge, Company is not infringing, misappropriating or making unlawful use of, and Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party.  There is no proceeding pending or to the knowledge of the Shareholder, threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Copyrights or Trademarks, or violation of any trade secret or other proprietary right of any third party.  Company has not brought a proceeding alleging infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

3.12.8        No product liability claims have been communicated in writing to Company or, to the knowledge of the Shareholder, threatened against Company.

3.13       Interested Party Transaction.  Company is not indebted to the Shareholder or to any director, officer, employee, agent of Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company.  Other than as set forth in Section 3.13 of the Company Disclosure Schedule, there have been no transactions during the two year period ending on the date hereof that would require disclosure if Company were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

3.14       Minute Books.  The minute books of Company contain all minutes and other records of all meetings of the Board of Directors, committees of the Board of Directors and shareholders of Company or actions by written consent in lieu of meetings by the Board of Directors, committees of the Board of Directors or shareholders of Company since the time of incorporation of Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.15       Complete Copies of Materials.  Company has delivered or made available true and complete copies of each document identified in the Company Disclosure Schedule or that has otherwise been requested by Parent or its counsel in connection with their due diligence review of Company.

3.16       Contracts.  All of Company’s material contracts and agreements, written or oral, are listed in Section 3.16 of the Company Disclosure Schedule except for those contracts and agreements which, by their terms, have been fully completed or otherwise terminated so that no party thereto has any obligation thereunder after the Effective Time.  The term “material contracts and agreements” does not include any purchase orders received by Company from its customers in the ordinary course of business or any purchase orders submitted by Company to its vendors in the ordinary course of business, except if such purchase orders are in an amount of $50,000 or more.  With respect to each such contract: (a) the contract is legal, valid, binding and enforceable and in full force and effect with respect to Company, and is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (b) the contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (c) neither Company nor, to the knowledge of the Shareholder, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Company or, to the knowledge of the Shareholder, by any such other party, or permit termination, modification or acceleration, under such contract.

3.17       Accounts Receivable.  Subject to any reserves set forth therein, the accounts receivable shown on the Company Financial Statements and to be shown on the Closing Date Balance Sheet are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims.  The accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Company Financial Statements and the Closing Date Balance Sheet.

3.18       Employees and Consultants.  Section 3.18 of the Company Disclosure Schedule or a separate letter delivered to Parent by Company and initialed by the Shareholder contains a list of the names of all employees (including without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants of Company, together with their respective salaries or wages, other compensation, dates of employment and positions.

3.19       Title to Property.  Except as set forth in Section 3.19 of the Company Disclosure Schedule, Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character.  The property and equipment of Company that are used in the operations of Company’s business are in all respects in good operating condition and repair, subject to normal wear and tear.  All leases to which Company is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  Company owns no real property.  All of Company’s property is located at its offices at 3 Old Dock Road, Yaphank, New York, 11980 and is currently rents from K&K Unlimited, LLC, a New York limited liability company that is affiliated with Shareholder.

3.20       Environmental Matters.

3.20.1        The following terms shall be defined as follows:

(i)           “Environmental Laws” shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.20.1(ii)), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii)           “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.  The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

3.20.2        Company is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Company at any time (collectively, “Company’s Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Company’s Facilities that may or will give rise to liability of Company under Environmental Laws.  To the knowledge of the Shareholder, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, ground waters or soils of or beneath any of Company’s Facilities.  To the knowledge of the Shareholder, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Company’s Facilities.  To the knowledge of the Shareholder, no Company employee or other person has claimed that Company is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.  No civil, criminal or administrative action, proceeding or investigation is pending against Company, or, to the knowledge of the Shareholder, threatened against Company, with respect to Hazardous Materials or Environmental Laws; and Company is not aware of any facts or circumstances that could form the basis for assertion of a claim against Company or that could form the basis for liability of Company, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.21       Taxes.

3.21.1        As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

3.21.2        Company has prepared and timely filed all returns, estimates, information statements and reports required to be filed by Company with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Company or its operations with respect to Taxes with a due date, including extensions, on or prior to the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

3.21.3        Company, as of the Effective Time, (i) will have paid all taxes shown to be payable on such Returns covered by Section 3.21.2, and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

3.21.4        There is no Tax deficiency outstanding or assessed or, to the knowledge of the Shareholder, proposed against Company that is not reflected as a liability on Company Financial Statements (and that will not be reflected in the Closing Date Balance Sheet), nor has Company executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

3.21.5        Company has no liabilities for unpaid Taxes that have not been accrued for or reserved in the Company Financial Statements (and that will not be reserved on the Closing Date Balance Sheet), whether asserted or unasserted, contingent or otherwise and Shareholder has no knowledge of any basis for the assertion of any such liability attributable to Company, its assets or operations.

3.21.6        Company is not a party to any tax-sharing agreement or similar arrangement with any other party, and Company has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

3.21.7        Company’s Returns have never been audited by a Governmental Authority nor is any such audit in process or pending, and Company has not been notified of any request for such an audit or other examination.

3.21.8        Company has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

3.21.9        Company has made available to Parent copies of all Returns filed for all periods since Company’s inception; and

3.21.10      Company is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Company or Merger Sub as an expense under applicable law.

3.21.11      Company has from its formation and for all taxable periods thereafter been an “S corporation,” as defined in Section 1361 of the Code, for federal income tax purposes and under the law of the State of New York and will continue in that status up to the Closing Date.

3.22       Employee Benefit Plans.

3.22.1        Section 3.22 of the Company Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been sponsored, maintained, contributed to, or required to be contributed to by Company and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Company or with respect to which Company or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Company Employee Plans”).

3.22.2        Documents.  Company has furnished to Parent true and complete copies of documents embodying each of the Company Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto.  With respect to each Company Employee Plan, if any, that is subject to ERISA reporting requirements, Company has provided copies of the Form 5500 reports filed for the last five plan years.

3.22.3        Compliance.  (i) Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Company; and Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (ii) any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan; (v) none of Company or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions required to be made by Company or any ERISA Affiliate to any Company Employee Plan have been paid or accrued; (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Company or any ERISA Affiliate that would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company Financial Statements.

3.22.4        No Title IV or Multiemployer Plan.  Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  None of Company or any  ERISA Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

3.22.5        COBRA, FMLA, HIPAA, Cancer Rights.  With respect to each Company Employee Plan, Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998.  Company has no unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

3.22.6        Effect of Transaction.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.  No benefit payable or that may become payable by Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer or Company other than ordinary administration expenses typically incurred in a termination event.

3.23       Employee Matters.  Company is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws.  There are no proceedings pending or, to the knowledge of the Shareholder, reasonably expected or threatened, between Company, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  There are no claims pending, or, to the knowledge of the Shareholder, reasonably expected or threatened, against Company under any workers’ compensation or long-term disability plan or policy.  Company has no unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Except as set forth in Section 3.23 of the Company Disclosure Schedule, Company is not a party to any collective bargaining agreement or other labor union contract.  Company is not paying and is not obligated to pay any employee or any former employee any disability or workers compensation payments or unemployment benefits. The employment of each of Company’s employees is terminable by Company at will.  To the best of the knowledge of Company and the Shareholder, no employee of Company intends to terminate his employment with Company.

3.24       Insurance.  Company has policies of insurance and bonds of the type and in amounts reasonably carried by persons conducting businesses or owning assets similar to those of Company, all of which are disclosed in the Company Disclosure Schedule.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Company is otherwise in compliance with the terms of such policies and bonds.  Company is not required to pay any deductibles, self-insured retentions or administration costs under any of such policies and there are no losses for which Company is not fully insured.  No insurer is defending Company against any claim made under any such policies under a reservation of rights or has denied coverage for any such claim.  To the knowledge of Shareholder, there is no threatened termination of, or premium increase with respect to, any of such policies.

3.25       Compliance with Laws.  Company has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

3.26       Brokers’ and Finders’ Fee.  Neither Company nor the Shareholder is required to pay any broker, finder or investment banker brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.27       Personally Identifiable Information.  Company has never, directly or indirectly through a third party, collected or stored any personally identifiable information of consumers or other individuals (e.g., first name, last name, physical address, email address or any other unique identifiers) through email, through any website it has owned, maintained, operated, sponsored, or endorsed or through any other means.

3.28       Corning Certification.  The Corning Support Agreement is valid and in full force and effect, and the conduct by Company of its business is and at all times since the date of the Corning Support Agreement has been in material compliance with the Corning Support Agreement.  No event has occurred, and to Shareholder’s knowledge no circumstance exists, that (with or without notice or lapse of time) may provide Corning Cable Systems LLC with the right to revoke, withdraw, suspend, cancel or termination the Corning Support Agreement prior to its annual expiration date in 2012.  Company has not received notice, written or otherwise, that Corning Cable Systems LLC intends to revoke, withdraw, suspend, cancel or termination the Corning Support Agreement or Company’s status as a “Gold Member” thereunder, or to modify the Corning Support Agreement in any manner that would have any negative impact on the business of Company as currently conducted or proposed to be conducted after the Closing.

3.29       Representations Complete.  None of the representations or warranties made by the Shareholder herein or in any Schedule or Exhibit hereto, including the Company Disclosure Schedule, or certificates furnished by the Shareholder pursuant to this Agreement as they relate to Company, the Shareholder or the Merger, when all such documents are read together in their entirety, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact about Company or the Shareholder necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4.           Representations and Warranties Regarding the Shareholder.  The Shareholder hereby, represents and warrants to Parent and Merger Sub as follows

4.1         Authority.  The Shareholder has the necessary power and capacity to execute and deliver this Agreement and perform his obligations hereunder.  This Agreement has been duly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder, enforceable against him in accordance with its terms.

4.2         Investment Intent.  The Shareholder is acquiring the Parent Common Stock for his own account, for investment purposes only and not with a view to or for distributing or reselling such Parent Common Stock or any part thereof, without prejudice, however, to Shareholder's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Parent Common Stock pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by the Shareholder to hold Parent Common Stock for any period of time.  Shareholder does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Parent Common Stock.

4.3         Experience of such Shareholder.  Shareholder, either alone or together with his purchaser representative, as that term is defined in Rule 501(h) of the Securities Act, has such knowledge, sophistication and experience in business and financial matters so that he is capable of evaluating the merits and risks of the prospective investment in the Parent Common Stock, and has so evaluated the merits and risks of such investment.  Shareholder is able to bear the economic risk of an investment in the Parent Common Stock and, at the present time, is able to afford a complete loss of such investment.  Shareholder, either alone or together with his representatives, is knowledgeable about the federal and applicable state securities laws, rules and regulations as they apply to Shareholder’s receipt of the Parent Common Stock under this Agreement, and is knowledgeable of how such laws, rules and regulations and this Agreement may affect the Shareholder’s ability to buy or sell securities of Parent.  Shareholder is an “Accredited Investor,” as defined in Rule 501(a) of the Securities Act.

4.4         Access to Information.  Shareholder acknowledges that he has reviewed the SEC Reports and a description of Parent Common Stock and has been afforded: (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the offering of the Parent Common Stock and the merits and risks of investing in the Parent Common Stock; (ii) access to information, including copies of any exhibits to the SEC Reports, about Parent and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate his investment; and (iii) the opportunity to obtain such additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Neither such inquiries nor any other investigation conducted by or on behalf of Shareholder or his purchaser representatives or counsel shall modify, amend or affect the Shareholder's right to rely on the truth, accuracy and completeness of the SEC Reports and Parent's representations and warranties contained in this Agreement.

4.5         No Governmental Review.  Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Parent Common Stock or the fairness or suitability of the investment in the Parent Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the Parent Common Stock.

4.6         Reliance on Exemptions.  Shareholder understands that the shares of Parent Common Stock are being offered and sold to him in reliance on specific exemptions from the registration requirements of the federal and state securities laws and that the Parent is relying upon the truth and accuracy of, and Shareholder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Shareholder to acquire the Parent Common Stock.

4.7         Transfer or Resale.  Shareholder understands that except as otherwise provided in this Agreement, the shares of Parent Common Stock issued to him as Merger Consideration have not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or pursuant to Rule 144 or an other available exemption from such registration.

4.8         Ownership of Shares.  Shareholder is the sole record and beneficial owner of the shares of Company Common Stock set forth opposite his name in Schedule 2.6.5, free and clear of all liens, claims and encumbrances.  Shareholder has the sole power to vote his shares of Company Common Stock in respect of the Merger and this Agreement and has voted such shares in favor of the Merger and this Agreement.  Shareholder does not hold any other securities of Company or any rights or options to acquire any securities of Company.

5.           Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Shareholder that the statements contained in this Section 5 are true and correct as of the date of this Agreement and will be true, accurate and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

5.1         Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Merger Sub is a corporation duly organized and validly existing under the laws of the State of New York.  Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted.

5.2         Authority.  Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (a) any provision of the Articles of Incorporation or Bylaws or other organization documents of Parent or Merger Sub; or (b) any mortgage, indenture, lease, contract or other agreement or instrument filed as an exhibit to the SEC Reports, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their properties or assets.  No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger; (b) filings required under Regulation D of the Securities Act following the Effective Time; (c) such filings as may be required under applicable state securities laws; and (d) the filing with Nasdaq of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger.

5.3         Capital Structure.  The authorized capital stock of Parent consists of 200,000,000 shares of common stock.  The SEC Reports contain a description of Parent’s outstanding securities as of the date hereof.

5.4         Issuance of Shares.  The issuance and delivery of the Parent Common Stock as Merger Consideration in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Parent, and, when issued as contemplated hereby, such shares of Parent Common Stock will be duly authorized and validly issued, fully paid and nonassessable.

5.5         Representations Complete.  None of the representations or warranties made by Parent or Merger Sub herein as they relate to Parent, Merger Sub or the Merger, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact about Parent, or Merger Sub necessary in order to make the statements contained therein, in the light of the circumstances under which made, not misleading.

5.6         SEC Reports.  Parent has filed all required SEC Reports since January 1, 2010, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such forms reports and documents were filed.  None of the Parent SEC Reports contained when filed an untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a SEC Report filed subsequently and prior to the date hereof.  Except as publicly disclosed by Parent since the filing of its last SEC Report, there have been no events, changes or effects with respect to Parent which Parent (i) was required to publicly disclose, in a filing with the SEC or otherwise, or (ii) which would reasonably be expected to have a material adverse effect on Parent’s future operations or financial condition.

5.7         Red Oak Partners, LLC.  Parent has provided to the Shareholder a copy of the correspondence Parent has received from Red Oak Partners, LLC and its affiliates, including the Schedule 13D and Schedule 13G SEC filings, regarding the intention of Red Oak Partners, LLC and its affiliates to nominate three directors for election to Parent’s Board of Directors at the 2011 annual meeting of stockholders.

6.           Additional Agreements.

6.1         Sale of Shares Pursuant to Exemption.  The parties hereto acknowledge and agree that the shares of Parent Common Stock issued to the Shareholder as Merger Consideration shall constitute “restricted securities” under the Securities Act.  The certificates of Parent Common Stock shall bear the legends set forth in Section 2.6.4.

6.2         Public Disclosure.  Unless otherwise permitted by this Agreement, Parent and Company and the Shareholder shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and none of such parties shall issue any such press release or make any such statement or disclosure without the prior approval of the Shareholder and Parent, except as may be required by law, by the rules and regulations of the SEC or by any listing agreement with Nasdaq.

6.3         Blue Sky Laws.  Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of the Parent Common Stock in connection with the Merger.  Company and Shareholder shall use commercially reasonable efforts to assist Parent, at Parent’s expense, to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of Parent Common Stock in connection with the Merger.

6.4         Escrow Agreement.  Prior to the Closing, Parent, Merger Sub, Escrow Agent and the Shareholder will execute the Escrow Agreement.

6.5         Reorganization.  Parent and the Shareholder shall use their best efforts to cause the business combination contemplated by this Agreement to be effected by the Merger to be qualified as a “reorganization” described in Section 368 of the Code.

6.6         Listing of Shares.  Parent shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable as Merger Consideration.

6.7         Final Tax Returns.  To the extent not filed prior to the Closing Date, the Shareholder shall prepare and deliver to Parent promptly after the Closing a draft of all Tax Returns for Company for periods ending on or prior to the Effective Time, all consistent with Company’s past practices, and in sufficient time prior to the applicable due date for filing to afford Parent a reasonable opportunity to review and accept them prior to filing.  If Parent and the Shareholder disagree about any information included in such Tax Return or the treatment thereof, or whether a Tax Return is necessary, Parent and the Shareholder shall use their best efforts to resolve such disagreements as promptly as possible so that the Tax Returns may be timely filed.  The Surviving Corporation shall make its books and records available to the Shareholder for the purpose of preparing such Tax Returns and the Shareholder shall make his records and work papers available to Parent.  The Shareholder shall timely file all Tax Returns attributable to periods ending on or prior to the Effective Time.

6.8         Reconciliation of Company’s Cash.  The parties intend that (i) at the Closing, Company shall have on hand an amount of adjusted working capital in the Net Asset Peg Range, and (ii) that Shareholder shall receive all excess cash held by Company at the Closing in excess of the top of the Net Asset Peg Range.  Accordingly, the parties to this Agreement agree that the following adjustments shall be made to Company’s cash balances and working capital:

6.8.1          Two business days prior to the Closing Date, Shareholder shall deliver to Parent the Closing Date Balance Sheet, together an estimate of Company’s Net Assets as of the Closing Date.  If the estimated Net Assets (the “Estimated Net Assets”) determined from the Closing Date Balance Sheet are less than the bottom of the Net Asset Peg Range, then the cash portion of the Merger Consideration shall be decreased at the Closing by an amount equal to the difference between the bottom of the Net Asset Peg Range and the Estimated Net Assets.  If the Net Assets, as determined in the True-Up Calculations, exceed the Net Asset Peg Range, then Company shall distribute to Shareholder cash in an amount equal to the excess of the actual Net Assets over the top of the Net Asset Peg Range.  If the Net Assets are estimated to be within the Net Asset Peg Range, then no distributions will be made to Shareholder, and the Merger Consideration paid at the Closing shall not be affected.  For purposes of this Agreement the term “Net Assets” shall be defined as (i) the Company’s current assets (consisting only of cash, inventory, and accounts payable) as of the Closing Date (less adjustments for bad debt reserves), minus (ii) all long-term and short-term liabilities of the Company as of the Closing Date (including, without limitation, accounts payable, accrued expenses, payroll and bonuses, commissions, bank debt, all unpaid loans, and Tax obligations), in each case as determined on an accrual basis in accordance with GAAP.  As set forth in Section 6.9 below, the Company Obligation will have been cancelled prior to the preparation of the Closing Date Balance Sheet and, therefore, will not be included in the liabilities for the purposes of the foregoing calculations.  The expenses incurred by Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated thereby, including fees and expenses of counsel, whether incurred and/or billed before or after the Closing Date, shall for all purposes of this Agreement constitute liabilities of Company to be accrued for the purposes of determining Net Assets.

6.8.2          As soon as is reasonably practical, but in any event no later than the sixtieth (60th) day after the Closing Date, Parent shall determine the actual Net Assets of the Company as of the Closing Date (the “True Up Calculations”), and shall promptly provide such calculations to Shareholder.  If Shareholder gives notice to Parent of an objection to the True Up Calculations within ten (10) days after receipt of the True Up Calculations, Parent and Shareholder shall attempt in good faith to resolve their differences.  If Parent and Shareholder are unable to resolve their differences within ten (10) days after delivery of Shareholder’s objections to the True Up Calculations, Parent and Shareholder shall submit the determination of Net Assets as of the Closing Date to an independent certified public accountant (the “Accountant”) approved by both parties for a resolution of the dispute.  The determination of the Net Assets by the Accountant shall be binding on Parent and Shareholder.

6.8.3          Within five (5) days after the True Up Calculations are finally determined, the parties shall make the following adjustments if the Net Assets are outside of the Net Asset Peg Range:  (i) If the actual Net Assets as established in the True Up Calculations exceed the top of the Net Asset Peg Range, Company shall distribute cash to Shareholder equal to the excess of the actual Net Assets over the Net Asset Peg Range; (ii) If the difference between the bottom of the Net Asset Peg Range and the actual Net Assets as established in the True Up Calculations was larger than the Estimated Net Assets, Shareholder shall make a cash payment to Parent in the amount of the difference between the actual Net Assets and the Estimated Net Assets; or (iii) If the actual Net Assets deficit as established in the True Up Calculations is less than any estimated Net Assets deficit determined at the Closing, Parent shall make a cash payment to Shareholder in the amount by which the estimated Net Assets deficit exceeded the actual Net Assets deficit.

6.8.4          Fees and expenses of the Accountant shall be allocated proportionately between Shareholder and Parent in inverse proportion to the extent Shareholder’s objections are adopted by the Accountant.  For example, if Shareholder proposes a $50,000.00 change to the True Up Calculations proposed by Parent and the Accountant adopts a $10,000.00 change to the True Up Calculations proposed by Parent, Shareholder shall pay 80% and Parent shall pay 20% of the Accountant’s fees and expenses.

6.9         Company Obligation to Shareholder.  The financial statements of Company indicate that Company owes Shareholder approximately $539,000.00 (the “Company Obligation”).  At least two business days prior to the Closing, Shareholder will execute and deliver that certain Company Obligation Cancellation Agreement, pursuant to which Shareholder will forgive and cancel the Company Obligation.

6.10       Confidentiality.  From and after the Closing Date, except as otherwise permitted hereby or consented to by Parent, (i) Shareholder will not use or disclose any Confidential Information except as required by law or the terms of a subpoena or similar order; and (ii) if the Shareholder receives a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, the Shareholder will (A) notify Parent of such request, (B) consult with Parent on such request, and (C) if disclosure of such information is required exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such portion of the information which is disclosed.  Notwithstanding the foregoing, the Shareholder may disclose Confidential Information to his legal and financial advisors provided they agree to be bound by this Section 6.10.

6.11       General Release by the Shareholder.  Effective as of the Closing, Shareholder, on behalf of Shareholder and Shareholder’s affiliates, heirs, successors and assigns (collectively, the “Shareholder Related Persons”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, Parent, Company and their respective affiliates, agents, representatives, directors, officers and employees (in their capacities as such) (together, the “Company Released Parties” and individually, a “Company Released Party”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Company Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at law and in equity, which such Shareholder Related Person ever had, now has, or ever may have, against any Company Released Party, including in such Shareholder Related Person’s capacity as an officer, director, employee or shareholder of Company and pursuant to any contract or agreement between such Shareholder Related Person and a Company Released Party (as to each Shareholder Related Person, such Shareholder Related Person’s “Shareholder Related Person Claims”); provided, however, that Shareholder Related Person Claims shall not include (i) any claims related to or arising out of this Agreement or any transactions contemplated by this Agreement; or (ii) solely in Shareholder’s capacity or any Shareholder Related Person’s capacity as a director, officer and/or employee of the Company, any rights to accrued or current salary, accrued vacation, or reimbursement for business expenses incurred prior to the Closing Date (subject to the Company’s generally applicable requirements for reporting and documenting such expenses).

6.12       Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), Company shall, and shall cause its representatives to provide Parent and Parent’s representatives with reasonable access to the Company’s personnel and assets and to all existing books, records, Tax returns, work papers and other documents and information relating to Company; and (b) provide Parent and Parent’s representatives with copies of such existing books, records, Tax returns, work papers and other documents and information relating to Company, and with such additional financial, operating and other data and information regarding Company, as Parent may reasonably request.

6.13       Updates to Disclosure Schedule.  During the Pre-Closing Period, Shareholder or Company shall promptly notify Parent in writing of the discovery by either Shareholder or Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes any material inaccuracy in or material breach of any representation or warranty made by the Company or Shareholder in this Agreement.

6.14       Operation of Company’s Business.  During the Pre-Closing Period and except as set forth in this Agreement:

(a)           Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)           Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other persons having business relationships with Company;

(c)           Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities.  Notwithstanding the foregoing, Company may transfer title to that certain 2009 Dodge Ram 1500 truck currently used by the Shareholder in connection with Company’s business to the Shareholder prior to the Closing;

(d)           Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)           Company shall not amend or permit the adoption of any amendment to Company’s articles of incorporation or bylaws, or effect or permit Company to become a party to any, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of Company during the Pre-Closing Period, do not exceed $5,000 per month;

(h)           Except in the ordinary course of business consistent with past practices Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a material contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such material contract;

(i)            Company shall not (i) lend money to any person (except that Company may make routine travel and business expense advances to employees in the ordinary course of business and may, consistent with its past practices), or (ii) incur or guarantee any indebtedness for borrowed money;

(j)            Company shall not (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

(k)           Company shall not agree or commit to take any of the actions described in clauses (a) through (j) above.

Notwithstanding the foregoing, Company may take any action described above if Parent gives its prior written consent to the taking of such action by Company, which consent will not be unreasonably withheld (it being understood that Parents withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of Company).

6.15       Performance and Completion of Covenants and Conditions.  Each of Parent, Company and Shareholder shall proceed in good faith and use commercially reasonable efforts to perform and complete all covenants and conditions to be performed by it hereunder and to bring about the transactions contemplated herein as soon as practicable, unless this Agreement shall have theretofore been terminated as provided herein.

7.           Deliveries at Closing.

7.1         Deliveries by Company and Shareholder.  At or prior to the Closing, the following documents and instruments shall be executed and delivered and actions taken:

7.1.1          Resolutions.  Shareholder shall deliver to Parent copies of the resolutions of the Board of Directors and Shareholder of Company approving the Merger, this Agreement and the transactions contemplated hereby, certified by the Secretary of Company.

7.1.2          Organization Documents.  The Shareholder shall deliver copies of the Articles of Incorporation of Company, certified by the Secretary of State of the State of New York and copies of the Bylaws of Company, certified by the Secretary of Company.

7.1.3          Certificate of Status.  The Shareholder shall deliver to Parent a certificate of good standing with respect to Company from the Secretary of State of the State of New York dated within 10 days of the Closing Date.

7.1.4          Certificate of Merger.  The Shareholder shall deliver to Parent copies of the Certificate of Merger, duly executed by Company.

7.1.5          Stock Certificate.  The Shareholder shall deliver or cause to be delivered to Parent the certificate representing all of his shares of Company Common Stock as set forth on Schedule 2.6.5, and shall deliver an assignment separate from certificate duly executed to transfer the shares of Company Common Stock represented thereby in the Merger.

7.1.6          Third Party Consents.  The Shareholder shall deliver to Parent all consents or approvals required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement including, without limitation, the consents identified on Section 3.4 of the Company Disclosure Schedule.

7.1.7          Closing Date Balance Sheet.  The Shareholder shall have delivered to Parent the estimated Closing Date Balance Sheet and the calculation of the Net Assets, all in accordance with Section 6.8.

7.1.8          Minute Books.  The Shareholder shall cause to be delivered the minute books of Company to Parent.

7.1.9          Form W-9.  The Shareholder shall deliver a completed and executed IRS Form W-9.

7.1.10        Employment Agreement and Non-Competition and Non-Solicitation Agreement.  The Shareholder shall enter into (i) the Employment Agreement with the Surviving Corporation, the form of which is attached hereto as Exhibit __, and (ii) that Non-Competition and Non-Solicitation Agreement with the Surviving Corporation and Parent.

7.1.11        Facility Lease.  The Surviving Corporation and  K&K Unlimited, LLC, a New York limited liability company that is affiliated with Shareholder, shall execute and deliver that certain Single Tenant Commercial Lease, the form of which is attached hereto as Exhibit __, pursuant to which the Surviving Corporation shall lease the offices of the Surviving Corporation at 3 Old Dock Road, Yaphank, New York, 11980 from K&K Unlimited, LLC  for a period of five years following the Closing Date.

7.1.12        Company Obligation Cancellation Agreement.  Shareholder will deliver an executed copy of the Company Obligation Cancellation Agreement, the form of which is attached hereto as Exhibit __, which agreement shall be dated no less than two business days prior to the Closing Date.

7.1.13        Tax Clearance Certificate.  The Parent shall have received a tax clearance certificate from the New York Department of Taxation and Finance confirming that Company is in good standing with the New York Department of Taxation and Finance and that all applicable taxes, other than those not yet due, have been paid.

7.2         Deliveries by Parent and/or Merger Sub.

7.2.1          Resolutions of Merger Sub.  Merger Sub shall deliver to the Shareholder copies of the resolutions of the Board of Directors and sole shareholder of Merger Sub approving the Merger, this Agreement and the transactions contemplated hereby, certified by the Secretary of Merger Sub.

7.2.2          Resolutions of Parent.  Parent shall deliver to the Shareholder copies of the resolutions of the Board of Directors of Parent approving this Agreement, the issuance of the Merger Consideration and the transactions contemplated hereby, certified by the Secretary of Parent.

7.2.3          Certificate of Status.  Parent shall deliver to the Shareholder a certificate of good standing with respect to Parent from the Secretary of State of the State of Nevada and a certificate of good standing with respect to Merger Sub from the Secretary of State of the State of New York, each dated within 10 days of the Closing Date.

7.2.4          Certificate of Merger.  Merger Sub shall deliver to Company copies of the Certificate of Merger, duly executed by Merger Sub.

7.2.5          Delivery of Stock Certificates.  Parent shall deliver to the Shareholder the certificates representing the Merger Consideration to be delivered at the Effective Time.

7.2.6          Employment Bonuses.  Parent shall deliver cash signing bonuses (less normal payroll withholdings) at the Closing to the following three employees of Company in the amounts listed following their names:  William Katz ($75,000); Scott Johnson ($50,000); and Albert Barone ($25,000).

7.3         Other Deliveries.

7.3.1          Company Employees.  Concurrent with the Closing, (A) William Katz shall enter into an employment agreement with the Surviving Corporation, and (B) Company is issuing to the employees of the Surviving Corporation listed on Schedule 7.3.1 options to purchase the number of shares of Parent Common Stock listed on such schedule.

7.3.2          Escrow Agreement.  Parent, Merger Sub, Company, Escrow Agent and the Shareholder shall enter into the Escrow Agreement.

8.           Escrow and Indemnification.

8.1         Escrow Fund.  At the Closing, Parent shall deposit the Escrow Amount with the Escrow Agent, which funds will be governed by the terms set forth herein and in the Escrow Agreement.  The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the Shareholder under this Agreement.  All interest earned on the Escrow Amount shall be added to the Escrow Amount and shall be disposed of in accordance with the Escrow Agreement.  Any disbursements from the Escrow Account to Parent or any other Parent Indemnified Party shall be treated as a reduction of the Merger Consideration under this Agreement, and Shareholder shall be treated for tax purposes as not having received any amount deposited in the Escrow Account except and until such amount is actually disbursed to Shareholder in accordance with the Escrow Agreement.

8.2         Survival of Warranties.  All representations and warranties made by Company and the Shareholder herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period beginning on the date hereof and ending at 5:00 p.m., Pacific time, on the date that is thirty-six (36) months after the date on which the Effective Time occurs; provided, however, that, the representations and warranties of Company contained in Section 3.20 (environmental matters) or 3.2.1 (tax matters), or any claim for fraud, willful misrepresentation or willful breach of a covenant by Company hereunder, shall survive until the last day of the statute of limitations period for any third party claim relating thereto.

8.3         Indemnification.

8.3.1          Indemnification by the Shareholder.  The Shareholder agrees to indemnify, defend and save Parent and Company, and each of their respective officers, directors, employees, agents, and fiduciaries (each, a “Parent Indemnified Party”), forever harmless from and against, and to promptly pay to a Parent Indemnified Party or reimburse a Parent Indemnified Party for, any and all bona fide liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the “Losses”) actually sustained or incurred by any Parent Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(i)           any misrepresentation or breach of a representation or warranty made in this Agreement or in any of the other documents contemplated hereby (“Transaction Documents”) by Shareholder, or non-compliance with or breach by any of them of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by the Shareholder;

(ii)          any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting Parent or Company which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of the Shareholder;

(iii)         any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting Parent or Company relating to any personal injury or property damage caused, or alleged to be caused, by any products sold or delivered by Company prior to the Closing;

(iv)          any assertion against Parent or Company of any liabilities of Company or the Shareholder, including liabilities for Tax liabilities relating to periods on or prior to the Closing, other than the liabilities listed on the Closing Date Balance Sheet and included in the calculation of Net Assets; or

(v)           any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Company or the Shareholder.

Notwithstanding the foregoing, the Shareholder shall not be responsible for any Losses with respect to the matters until the cumulative aggregate amount of such Losses exceed $10,000, in which event the Shareholder shall then be liable only for all such cumulative aggregate Losses in excess of $10,000.  In addition, Company shall not be indemnified for any misrepresentation or breach of a representation or warranty made in this Agreement if, and to the extent that, the misrepresentation resulted in an adjustment or a cash payment to the Parent pursuant to Section 6.8.3(ii) of this Agreement.

8.3.2          Indemnification by Parent.  Parent agrees to indemnify, defend and save the Shareholder and his agents, representatives, heirs and executors (each, a “Shareholder Indemnified Party”) forever harmless from and against, and to promptly pay to a Shareholder Indemnified Party or reimburse a Shareholder Indemnified Party for, any and all bona fide Losses actually sustained or incurred by any Shareholder Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(i)           any misrepresentation or breach of a representation or warranty made in this Agreement or in the Transaction Documents by Parent, or non-compliance with or breach by Parent of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Parent or any of its affiliates;

(ii)          any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting the Shareholder which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of Parent; or

(iii)         any claim against Shareholder for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Parent.

8.3.3          Indemnification Procedure for Third Party Claims.  In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within 60 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim).  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 30 days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval.  If the parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

(i)           In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(ii)          In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iii)         Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(iv)         The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

(v)           Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

8.3.4          Failure to Give Timely Notice.  A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was materially damaged as a result of such failure to give timely notice.

8.3.5          No Effect of Investigation on Indemnification Obligations.  Notwithstanding any right of Parent to fully investigate the affairs of Company, and notwithstanding any knowledge of facts determined or determinable by Parent pursuant to such investigation or right of investigation, Parent has the right to rely fully upon the representations, warranties, covenants and agreements of Company and the Shareholder contained in this Agreement or in any certificate delivered pursuant to any of the foregoing.

8.3.6          Notice of Claim Under Escrow Agreement.  Upon notice to the Shareholder specifying the basis for any action hereunder, Parent may give notice of a claim under the Escrow Agreement.  Neither the giving of such notice nor the failure to give such notice shall constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it, including Parent’s right to otherwise seek indemnification from the Shareholder or proceed against the Shareholder.

8.3.7          Damage to Parent.  Shareholder acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

8.3.8          Other Remedies. The foregoing indemnification provisions, and the Escrow Account, are in addition to, and not in derogation of, any statutory or common law remedy any party may have for breach of representation, warranty, or covenant.

8.4         Escrow Period; Release From Escrow.

8.4.1          The Escrow Period shall terminate upon on the first anniversary of the Effective Time (the “Termination Date”); provided, however, that if at such time there are any outstanding claims against Shareholder for indemnification under Section 8.3.1, a portion of the Escrow Fund that, in the reasonable judgment of a majority of Parent’s Board of Directors (which majority shall exclude Shareholder, if Shareholder is on the Board of Directors) is necessary to satisfy any such unsatisfied claims by a Parent Indemnified Person with respect to facts and circumstances existing prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved.

8.4.2          Within three (3) business days after the Termination Date, unless Parent or the Company has submitted a claim to the Escrow Agent prior to the Termination date, the Escrow Agent shall release from escrow to the Shareholder the Escrow Fund, less any funds previously paid to Parent or withheld pursuant to a pending claim filed in accordance with Section 8.4.1.

8.5         Replacement of Escrow Agent.  The acting Escrow Agent may be replaced at any time upon the request of the Shareholder with the approval of Parent, which approval shall not be unreasonably withheld.  Upon such request, Parent and the Shareholder shall cooperate with each other to appoint a suitable replacement to act as Escrow Agent.  Any substitute “Escrow Agent” must be mutually acceptable to Parent and the Shareholder.  The fees and expenses of any replacement Escrow Agent shall be shared 50-50 between Parent on the one hand and the Shareholder on the other.

8.6         Termination.  Company, the Shareholder or the Parent each may terminate this Agreement as provided below:

8.6.1          The parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

8.6.2          Subject to Section 8.7 below, Parent may terminate this Agreement by giving written notice to Company at any time prior to the Closing Date in the event the Company or Shareholder is in breach, and the Company or Shareholder may terminate this Agreement by giving written notice to Parent at any time prior to the Closing Date in the event Parent is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect; provided, however, that the party in breach shall have ten (10) calendar days from the date of such written notice to cure such breach;

8.6.3          Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing Date if the Closing shall not have occurred on or before June 30, 2011 by reason of the failure of Parent and/or Company to deliver the materials required by Section 7.1 above (unless the failure results primarily from Parent itself breaching any representation, warranty, or covenant contained in this Agreement); or

8.6.4          The Shareholder or Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing Date if the Closing shall not have occurred on or before June 30, 2011 by reason of the failure of Parent and/or Merger Sub to deliver the materials required by Section 7.2 (unless the failure results primarily from the Shareholder or Company themselves breaching any representation, warranty, or covenant contained in this Agreement).

8.7         Effect of Termination.  In the event of a termination of this Agreement by Parent pursuant to Section 8.6 above, all obligations of the Parties hereunder shall terminate without liability of any Party to any other Party, except that in the event of a termination under Section 8.6.2 above the party in breach shall (i) be liable to the other party for damages resulting from the breach of this Agreement and (ii) pay all actual costs and charges incurred by the non-breaching party since the commencement of the transactions contemplated hereby in pursuit of the consummation of the transactions contemplated by this Agreement.

9.           General Provisions.

9.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

if to Parent or Merger Sub, to:

RF Industries, Ltd.
7610 Miramar Road,
Building 6000
San Diego, CA 92126
Attention:  President
Fax:
Tel:

with a copy to:

TroyGould, PC
16th Floor, 1801 Century Park East
Los Angeles, California  90067
Attention:  Istvan Benko, Esq.
Fax:          (310) 201-4746
Tel:           (310) 553-4441

if to Shareholder at his address set forth on the signature page hereto, with a copy to:

Dean Lakis
99 Powerhouse Road, Suite 211
Roslyn Heights, New York, 11577
Fax:  (516) 209-4661
Tel:  (516) 739-6668

9.2         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of a signature by fax shall constitute delivery of an original signature and shall be binding on the party delivering the same.  Any party who delivers a signature by fax shall also send original signatures to all counsel set forth above for subsequent distribution to all parties.

9.3         Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Company Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party.  None of the parties hereto may assign this Agreement or any of their rights hereunder.

9.4         Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5         Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.6         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to parties residing in New York, without regard to applicable principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the City of New York, New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  Any process in any action or proceeding commenced in such courts may be served upon the applicable parties by mailing the same by certified mail, return receipt requested, to the party at his or its address set forth in Section 9.1.  Any such service shall be deemed to have the same force and effect as personal service within the State of New York.

9.7         Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.8         Amendment; Waiver.  Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver.  The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

IN WITNESS WHEREOF, Company, Parent, Merger Sub and Shareholder have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

CABLES UNLIMITED, INC.

By:	/s/ Darren Clark
Darren Clark, President

RF INDUSTRIES, LTD.

By:	/s/ Howard Hill
Howard Hill,
President and Chief Executive Officer

CUI ACQUISITIONS, INC.

By:	/s/ James Doss
James Doss,
Vice President-Finance

SHAREHOLDER

/s/ Darren Clark
Darren Clark

4 Gotham Court,
Mt. Sinai, New York 11766